Exhibit 10.3

GCI COMMUNICATION CORP.

AMENDED AND RESTATED EXECUTIVE EMPLOYMENT AGREEMENT

This Amended and Restated Executive Employment Agreement (this “Agreement”) is entered into effective as of December 22, 2022 (the “Effective Date”), by and between GCI Communication Corp., an Alaska corporation (the “Company”) and Ronald Duncan (“Executive”). An index to the defined terms used in this Agreement is attached as Exhibit A.

WHEREAS, the Company and Executive currently are parties to an Executive Employment Agreement effective as of July 1, 2020 (the “Prior Agreement”), and the Company and Executive desire to amend and restate the Prior Agreement.

WHEREAS, this Agreement shall supersede and completely replace the Prior Agreement as of the Effective Date.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.            Employment Period; Positions.

1.1.            Employment Period; Employment Position. Executive’s employment under the terms and conditions specified in this Agreement will be for the period beginning on the Effective Date and ending at the close of business on January 5, 2026 or such earlier date upon which Executive ceases to be employed by the Company (the “Term”), subject to Executive’s and the Company’s right to terminate Executive’s employment at any time. Executive will be employed during the Term in the position of Chief Executive Officer of the Company (the “Position”) on the terms and conditions set forth in this Agreement. Notwithstanding anything in this Agreement to the contrary, Executive remains an “employee at will,” and Executive’s employment by the Company is subject to termination by Executive or the Company at any time, with or without notice or Cause, and for any reason or no reason.

1.2.            Board Observation. Executive may continue to attend board meetings of Liberty Broadband Corporation (“LBC”) or any Successor Entity (as defined below in Section 3.4) as an observer until the earliest of the end of the Term, December 31, 2025 and upon the request by LBC that is made in connection with a Fundamental Transaction that has been agreed to or occurred.

2.            Duties. Executive will perform those duties for the Company that are consistent with the Position and that are assigned to Executive from time to time by the Company. Executive will report to the Chief Executive Officer of LBC or a Successor Entity, and will devote Executive’s entire productive business time, attention and energies to the performance of Executive’s duties to the Company. Executive will abide by all rules, codes of conduct, regulations and policies applicable to employees and senior executives of the Company as may be in effect from time to time, including applicable policies of LBC or a Successor Entity (collectively, “Business Conduct Policies”). Executive’s services will be provided from the offices of the Company in Alaska or from such other locations(s) as may be specified by the Company from time to time, and subject to travel for business as required by the Company. Notwithstanding anything to the contrary in this Agreement, Executive may (i) participate in civic and charitable activities, (ii) manage personal and family investments, and (iii) serve on the Advisory Board of Duncan Aviation, in each case as long as such activities do not affect Executive’s ability to carry out Executive’s services under this Agreement.

3.            Compensation. Executive’s compensation while employed by the Company will consist of the compensation set forth in this Section 3, which compensation covers Executive’s services to the Company and its affiliated entities that control, are controlled by, or are under common control with, the Company (collectively, the “Affiliates”), subject in each case to deduction or withholding by the Company of any amounts that it may be required to deduct or withhold pursuant to any federal, state or local laws, rules or regulations (“Required Withholding”).

3.1.            Base Salary/Total Target Cash Compensation. A base salary at an annualized rate of Nine Hundred Ninety Thousand Dollars ($990,000.00), payable in accordance with the Company’s payroll practice as in effect from time to time (as adjusted from time to time at the discretion of the Committee with input from the Chief Executive Officer of LBC or a Successor Entity, the “Base Salary”). References herein to the “Committee” mean, as applicable, the compensation committee of the Board or the compensation committee of the board of directors of a Successor Entity. Executive’s Base Salary for a given calendar year, together with Executive’s Annual Target Cash IC Amount for such year (as defined in Section 3.2 below) is referred to herein as Executive’s “Total Target Cash Compensation” for such year.

3.2.            Annual Target Cash Incentive Compensation Program. Subject to earlier termination of the Term, for each of calendar years 2022, 2023, 2024 and 2025, Executive will be eligible to participate in the Company’s discretionary annual target cash incentive compensation program (the “Target Cash IC Program”). Pursuant to such program, for each applicable year as described in the preceding sentence, Executive will be eligible to receive an annual target cash amount equal to One Million Two Hundred Fifty-Two Thousand Seven Hundred Forty-One Dollars ($1,252,741.00) (the “Annual Target Cash IC Amount”). The annual performance metrics and the overall design of the Target Cash IC Program (which may include negative discretion criteria) will be established on an annual basis. Any Annual Target Cash IC Amount to which Executive becomes entitled under the terms of the Target Cash IC Program shall be paid in one lump-sum payment not later than March 15 of the calendar year immediately following the calendar year to which such amount relates. Executive acknowledges that payment to Executive of any Annual Target Cash IC Amount is discretionary and will be made only in accordance with the terms of the Target Cash IC Program. For the avoidance of doubt, Executive is not entitled to participate in the Target Cash IC Program for calendar year 2026.

3.3.            Multi-Year Equity Award. As consideration for Executive’s services, GCI Liberty, Inc. (“GLIB”) granted to Executive on December 10, 2018 a multi-year award of restricted stock units under the GCI Liberty, Inc. 2018 Omnibus Incentive Plan (the “GLIB Multi-Year RSU Award”) and LBC granted to Executive on March 11, 2022 a multi-year award of restricted stock units under the Liberty Broadband Corporation 2019 Omnibus Incentive Plan (the “LBC Multi-Year RSU Award). For the avoidance of doubt, as of the Effective Date, this Agreement (as the same may hereafter be amended) constitutes an “Employment Agreement” as defined in the GLIB Multi-Year RSU Award grant agreement and the LBC Multi-Year RSU Award grant agreement.

3.4.            Annual Target Equity Incentive Compensation. Subject to earlier termination of the Term, with respect to each of calendar years 2023, 2024 and 2025, Executive will be eligible to receive from LBC or a Successor Entity as determined by the Company, a target grant of performance-based Restricted Stock Units (the “Performance RSUs”) with an initial target grant value equal to Six Hundred Twenty Six Thousand Three Hundred Seventy One Dollars ($626,371.00) per calendar year (determined, in each case, in accordance with the issuer’s standard practice as then in effect), subject to approval of the Committee (the “Annual Target Equity IC Amount”). On March 11, 2022, the Committee granted Performance RSUs to Executive for calendar year 2022 with a target grant date value equal to the Annual Target Equity IC Amount. The vesting of each grant of Performance RSUs will be subject to the satisfaction of such performance metrics as are determined each year by the Committee (which may include negative discretion criteria). Such grants will be made pursuant to Restricted Stock Unit award agreements in the form approved by the issuer from time to time, which shall include the issuer’s standard terms and provisions. For the avoidance of doubt, as of the Effective Date, this Agreement (as the same may hereafter be amended) constitutes an “Employment Agreement” for purposes of the Performance RSUs that were granted to Executive in calendar year 2022. The issuer’s standard terms and provisions will provide for full vesting of any portion of a Performance RSU award that is outstanding but unvested at the time of death of Executive or at the time of Executive’s termination as a result of Executive’s Disability (as defined in the applicable incentive plan pursuant to which such awards are issued). Notwithstanding anything to the contrary in this Agreement, in no event will any Performance RSUs be granted to Executive after the earlier of December 31, 2025 or the date of Executive’s termination of employment. “Successor Entity” means any successor to LBC if such successor is a publicly traded entity or if not, the publicly traded parent company of LBC.

3.5.            Benefits. Executive will be eligible to participate in any welfare, health and life insurance, 401(k) plans, fringe benefit and incentive programs that are offered to employees of the Company from time to time on the same basis as that provided to similarly situated employees of the Company at such time. Executive will not be required to track sick leave, personal leave or vacation time, it being understood by Executive that, subject to applicable law, Executive is expected to take no more than six weeks in the aggregate of all such leave and/or vacation time during each calendar year of the Term.

3.6.            Business Expenses. The Company will promptly pay or reimburse Executive for reasonable expenses incurred in connection with Executive’s employment in accordance with the Company’s standard policies and practices as in effect from time to time.

3.7.            Aircraft Usage. During the Term and, to the extent specified in this Agreement, for the 120-day period following expiration of the Term, Executive shall be entitled to the use of Company aircraft pursuant to the terms of the amended and restated letter agreement dated effective July 1, 2020 between the Company and Executive (as may hereafter be amended, the “Aircraft Agreement”); provided in each case that such agreement is then in effect and; provided, further, that, for the avoidance of doubt, this Agreement shall be considered the Employment Agreement, as such term is defined in Section 3 of the Aircraft Agreement.

4.            Use of Wak Retreat During Term and Following Certain Termination Events.

4.1.            Definitions. The following terms have the meanings specified below for purposes of this Agreement:

4.1.1.            “Fundamental Transaction” means the occurrence of any of the following: (i) a merger, consolidation, business combination, share exchange, reorganization, spin-off, split-off or other transaction to which LBC or any Successor Entity is a party, immediately following which persons or entities who were common stockholders of such entity immediately prior thereto have less than a majority of the combined voting power of the outstanding capital stock of the surviving corporation ordinarily (and apart from the rights accruing under special circumstances) having the right to vote in the election of directors, (ii) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the assets of LBC (or a Successor Entity) and its subsidiaries, taken as a whole, or (iii) any other transaction or event that LBC or a Successor Entity reasonably determines has or will result in a change of “control” of LBC or such Successor Entity, with control for this purpose meaning the power to elect a majority of the board of directors of such entity, or other possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such entity, whether through the ownership of voting securities, by contract, or otherwise. Notwithstanding the foregoing, no Fundamental Transaction shall be deemed to have occurred if LBC is party to any transaction described in this Section 4.1.1 with another publicly traded company in which John C. Malone or Gregory B. Maffei beneficially owns voting power in excess of 25% of the aggregate voting power of such company.

4.1.2.            “Wak Owner” means the Company, or another Affiliate of the Company that hereafter becomes the owner of the Wak Retreat.

4.1.3.            “Wak Retreat” means Lots 1, 2, 3, 4, 5, 6, 7 & 8, Wood River Lodge Subdivision, according to the official plat thereof, filed under Plat Number 79-7, Records of the Bristol Bay Recording District, Third Judicial District, State of Alaska, including all buildings, structures, fixtures located thereon, improvements and appurtenances thereto, and easements, prescriptive and other rights benefiting it.

4.1.4.            “Wak Access Rights Termination Event” means the occurrence of any of the following:

(a)             The termination of Executive’s employment with the Company (i) by the Company for Cause (as defined in Section 6.2.4) or (ii) prior to December 31, 2022, by Executive without Good Reason (as defined in Section 6.2.5);

(b)            The ten-year anniversary of the date of termination of Executive’s employment with the Company (i) as a result of Executive’s Disability (as defined in Section 6.1.1), (ii) by the Company without Cause (including such a termination at or following December 31, 2022), (iii) by Executive for Good Reason or (iv) following December 31, 2022, by Executive for any reason;

(c)             The death of Executive; or

(d)             the closing of a Wak Sale (as defined in Section 5.1.2).

4.2.            Wak Access Rights. From the Effective Date through the occurrence of a Wak Access Rights Termination Event, but subject to the Company deciding at any time not to open or maintain operations at the Wak Retreat, Executive is entitled to the following rights, which rights are personal to Executive and are not assignable by Executive in whole or in part (collectively, the “Wak Access Rights”): (i) preferred access to the “Fisher Cabin” at the Wak Retreat at any time when it is not being used for the Company’s or its Affiliates’ purposes, and (ii) up to two weeks per calendar year (which may not be carried over to a subsequent calendar year) scheduled at least one week at a time of exclusive personal use of the entire Wak Retreat when it is not being used for the Company’s or its Affiliates’ purposes, in each case subject to the Company’s rules, regulations and requirements as may be established from time to time, and to the terms and conditions set forth below. Executive shall give the Company reasonable advance prior written notice of any dates that Executive desires to exercise the preceding rights and the Company shall use reasonable efforts to accommodate such dates or negotiate in good faith regarding other dates when the Fisher Cabin or the entire Wak Retreat, as applicable, is not planned to be used for the Company’s or its Affiliates’ purposes and is otherwise available. Executive’s right to exclusive personal use of the entire Wak Retreat pursuant to Section 4.2(ii) includes the use of all buildings, structures, fixtures, and improvements located thereon or associated therewith, along with the right to use all equipment, furniture, utilities, guides, housekeeping and meal and beverage services that are presently provided by the Company or an Affiliate to or for the Wak Retreat. With respect to air transportation services that are used by the Company for the Wak Retreat, Executive may use such services for transportation to and from the Wak (but not for remote excursions from the Wak) under the Company’s existing contracts with respect thereto; provided, that Executive shall reimburse the Company for the incremental hourly cost payable by the Company under such contracts with respect to Executive’s use of such services. For the avoidance of doubt, Executive will not be entitled to any compensation or consideration for his failure to use the full two weeks of Wak Retreat use described above.

5.            WAK Retreat Right of First Offer.

5.1.            Definitions.

5.1.1.            “ROFO Termination Event” means the earliest to occur of (a) a Wak Access Rights Termination Event; (b) closing of a Fundamental Transaction (it being agreed that no consideration for such termination of rights shall be paid to Executive); or (c) the date as of which the Company has offered Executive the right to acquire the Wak Retreat pursuant to this Section 5 and Executive does not timely deliver a Reply Notice, or, following such delivery of a Reply Notice, the Company or the Wak Owner and Executive fail to enter into a definitive agreement and close on a Complete Wak Asset Sale prior to the expiration of the Negotiation Period, other than as a result of a material breach by the Company of its obligations under this Section 5 as determined by a final, non-appealable judgment or binding arbitration.

5.1.2.            “Wak Sale” means the direct or indirect transfer by LBC or a Successor Entity of all rights, title and interest to the Wak Retreat, other than any such transfer (a) to an Affiliate of LBC or a Successor Entity, (b) resulting from a direct or indirect change in ownership of the Wak Retreat if the Wak Retreat does not directly or indirectly constitute all or substantially all of the assets of the entity as to which a change in ownership occurred, or (c) that occurs pursuant to a Fundamental Transaction.

5.2.            Right of First Offer. From the Effective Date through the occurrence of a ROFO Termination Event, in the event that the Company, LBC or a Successor Entity desires to effect a Wak Sale, the Company will first offer to Executive the right to negotiate with the Company (or its applicable Affiliate) to enter into an agreement to acquire all of the assets constituting the Wak Retreat (a “Complete Wak Asset Sale”), on the terms and conditions set forth in this Section 5.2 (the “Wak ROFO”), which right is personal to Executive and is not assignable by Executive in whole or in part. For the avoidance of doubt, if a ROFO Termination Event occurs after the Company first offers to Executive the right to negotiate with respect to a Complete Wak Asset Sale and prior to the parties entering into a definitive agreement with respect to such sale, any right of Executive to continue to negotiate with respect to such a sale as described in this Section 5.2 will immediately cease effective as of the date of the ROFO Termination Event.

5.2.1.            The rights granted to Executive pursuant to this Section 5.2 are (a) subject to any rights of governmental authorities or other rights of third parties that exist as of the Effective Date, whether or not recorded in the real property records covering the Wak Retreat and whether or not such rights appear or would appear in a title search covering the Wak Retreat, (b) limited to such transaction proceeding on an “as is, where is” basis and without representation or warranty of any kind from the Company (or any Affiliate) with respect to a Complete Wak Asset Sale and (c) subject to Executive’s assumption of all operating responsibilities to or for the Wak Retreat, including with respect to air transportation, equipment, furniture, utilities, and guide, housekeeping, and meal and beverage services. The parties will negotiate in good faith regarding which at-will employees of the Company who work at the Wak would be hired by Executive and which would be terminated or retained by the Company.

5.2.2.            If the Company provides notice to Executive of the desire of the Company, LBC or a Successor Entity to potentially enter into a Wak Sale (an “Offer Notice”), Executive will have ten “Business Days” (defined as any day other than a Saturday, a Sunday or any day on which banking institutions in Englewood, Colorado are required or authorized to be closed) following the date that the Offer Notice is given by the Company to notify the Company (a “Reply Notice”) of whether Executive desires to enter into negotiations with the Company with respect to a Complete Wak Asset Sale, subject to the limitations set forth in Section 5.2.1. The Offer Notice shall specify any assets associated with the Wak Retreat that are desired to be retained by the Company or its Affiliates. Executive’s failure to timely give or make a Reply Notice will constitute Executive’s waiver of his right to enter into negotiations with respect to a Complete Wak Asset Sale and the Company’s obligations pursuant to this Section 5.2 shall terminate in their entirety. If Executive timely delivers an affirmative Reply Notice, the Company may nonetheless in its sole discretion decide that it does not desire to enter into negotiations with Executive at such time, in which case Executive’s rights under this Section 5.2 will continue in effect with respect to the next time that the Company, LBC or a Successor Entity desires to effect a Wak Sale. If Executive timely delivers an affirmative Reply Notice and the Company determines in its sole discretion to enter into negotiations with Executive, the Company and Executive will negotiate in good faith for 60 days to enter into a definitive agreement with respect to a Complete Wak Asset Sale (which shall include a cash purchase price and the title being transferred on the basis described in Section 5.2.1 and Section 5.2.3) and to close on such sale (the “Negotiation Period”), time being of the essence. Executive will have the right during (and only during) the Negotiation Period to conduct any and all due diligence on the Wak Retreat that Executive deems necessary, and the Company will cooperate with Executive and provide such information as may be reasonably necessary. The Negotiation Period will be subject to reasonable extension in order to accommodate the receipt of any necessary third-party and/or governmental approvals necessary for closing of a Complete Wak Asset Sale, but in no case will the Negotiation Period extend past the 90th day following the date that the Reply Notice is received. Nothing contained herein shall require the Company to complete a sale of the Wak to Executive, and the Company reserves the right to sell the Wak to a third party following the completion of the 60-day negotiation period.

5.2.3.            If the Company or the Wak Owner and Executive timely enter into an agreement with respect to a Complete Wak Asset Sale, then closing shall occur at the offices of the Company not later than the last day of the Negotiation Period. At such Closing, (a) the Company will cause title to the Wak Retreat to be transferred to Executive via quitclaim deed and will transfer title to any personal property included in the Complete Wak Asset Sale on an “as is, where is” basis, without representation or warranty of any kind and (b) Executive will deliver the cash purchase price to the Wak Owner or its designee by wire transfer of immediately available funds and shall assume all obligations of the Wak Owner and its Affiliates with respect to the Wak Retreat for the period from and after the closing date pursuant to an assumption agreement in form and substance reasonably satisfactory to the Company.

6.            Termination of Employment.

6.1.            Termination as a Result of Death or Disability.

6.1.1.            Standard Entitlements. If Executive’s employment with the Company is terminated as a result of Executive’s death or Disability (as defined in the Liberty Broadband Corporation 2019 Omnibus Incentive Plan) prior to December 31, 2025, Executive will be entitled to the benefits described below in this Section 6.1.1 (collectively, the “Standard Entitlements”), subject in each case to Required Withholding:

(a)             any Base Salary earned with respect to the period prior to Executive’s date of termination but not yet paid;

(b)             reimbursement of any out-of-pocket business expenses incurred by Executive prior to the date of termination for which Executive is entitled to reimbursement pursuant to the Company’s then applicable expense reimbursement policies;

(c)             amounts or benefits to which Executive is entitled under any compensation, retirement or benefit plan or practice of Company at the time of termination in accordance with the terms of such plans or practices; and

(d)             any other amounts required to be paid by law.

6.1.2.            Equity Awards. The impact of a termination of Executive’s employment as a result of Executive’s death or Disability on any equity awards issued to Executive by GLIB, LBC or a Successor Entity (“Equity Awards”) that are not fully vested at the time of such termination of employment will be as specified in the award agreements evidencing such Equity Awards (the “Equity Award Agreements”).

6.1.3.            Post-Termination Benefits. If Executive’s employment with the Company is terminated as a result of Executive’s Disability prior to December 31, 2025, Executive will be entitled to the benefits described below in this Section 6.1.3 (collectively, the “Post-Termination Benefits”), subject in each case to Required Withholding and it being acknowledged by Executive that the receipt of certain benefits described below will be taxable to Executive. If Executive’s employment with the Company is terminated as a result of Executive’s death prior to December 31, 2025, neither Executive’s estate nor any other person will be entitled to Post-Termination Benefits except, in the case of his estate, for those benefits specified in clauses (c) and (d) below.

(a)             Until the occurrence of a Wak Access Rights Termination Event, the Wak Access Rights;

(b)             Until the occurrence of a ROFO Termination Event, the Wak ROFO;

(c)             Until the earlier of the 180th day following Executive’s death or the expiration of the ten-year period following the date of termination, reasonable office space at the Company’s headquarters for Executive and his secretary (or for the benefit of his estate), including reasonable network and IT support for the personal use of a computer by Executive (or for the benefit of his estate);

(d)             Until the period that ends 180 days after Executive’s death, access and use of the following email accounts by Executive or for the benefit of his estate: [Separately Provided];

(e)             For a period of 120 days following such termination, continued use of Company aircraft in accordance with the terms of the Aircraft Agreement (to the extent such agreement continues in effect during such period) with respect to 1/3 of the annual hours allowed under such agreement; and

(f)              Payment by the Company of health insurance premiums for Executive and his spouse until the earlier of Executive’s death or the expiration of the ten-year period following the date of termination; provided that if Executive or his spouse are 65 or older the premiums that shall be paid for the person that is 65 or older are for Medicare coverage (Parts A, F and D) and reasonable supplemental insurance.

6.1.4.            Sole Benefits. The Standard Entitlements and, in the case of Disability, the Post-Termination Benefits, together with any benefits payable to Executive under any separate plan maintained by the Company that is applicable to Executive upon Executive’s death or termination of employment as a result of Executive’s Disability, constitute the only payments and benefits Executive shall be entitled to receive from the Company upon a termination of Executive’s employment as a result of Executive’s death or Disability, and in either such case neither the Company nor its Affiliates shall have any further liability or obligation to Executive under this Agreement or otherwise in respect of Executive’s employment. Without limiting the foregoing, Executive will not be entitled to receive Severance Pay (as defined in Section 6.2.2(a)) upon any termination of Executive’s employment as a result of Executive’s death or Disability.

6.2.            Termination Without Cause by the Company or by Executive for Good Reason.

6.2.1.            Standard Entitlements; Post-Termination Benefits. If Executive’s employment with the Company is terminated by the Company without Cause or by Executive for Good Reason prior to December 31, 2025, Executive will be entitled or eligible to receive the Standard Entitlements and the Post-Termination Benefits, subject in each case to Required Withholding.

6.2.2.            Severance Benefits. If Executive’s employment with the Company is terminated prior to December 31, 2025 by the Company without Cause or by Executive for Good Reason, Executive will also become eligible to receive the following, subject in each case to Required Withholding:

(a)             Any amount determined by the Committee to be payable to Executive pursuant to the Target Cash IC Program for the calendar year prior to the year in which such termination of employment occurs if such amount has not already been paid to Executive prior to such termination, with any such amount to be paid in one lump-sum payment not later than March 15 of the calendar year immediately following the calendar year to which such amount relates (the cash amount payable under this clause (a), together with the cash amounts payable pursuant to clauses (b) and (c) below, “Severance Pay”);

(b)             an aggregate amount equal to “A” multiplied by “B,” where “A” equals the sum of Executive’s Annual Target Cash IC Amount and Annual Target Equity IC Amount for the calendar year in which such termination of employment occurs, and “B” is a fraction, the numerator of which is the number of calendar days that have elapsed during such calendar year through and including the date of termination of employment, and the denominator of which is 365, which amount is payable in one lump-sum payment not later than the 60th day following Executive’s date of termination; and

(c)             an amount equal to the sum of Executive’s Base Salary, Annual Target Cash IC Amount and Annual Target Equity IC Amount for the calendar year in which such termination of employment occurs. The aggregate amount payable under this Section 6.2.2(c) will be divided into equal installments (“Installments”) based on payment in accordance with the Company’s regular payroll cycle over a twelve month period beginning on the first payroll date following Executive’s date of termination (i.e., the amount of each Installment will depend on the frequency of the Company’s regular payroll cycle). The first payment pursuant to this Section 6.2.2(c) will be made on the first payroll date following the 60th day following Executive’s date of termination and will include any Installments that would have been paid had payment of the Installments commenced on the first payroll date following termination of Executive’s employment. The remaining Installments will be paid on successive payroll dates of the Company until paid in full.

For the avoidance of doubt, to avoid double counting, Annual Target Cash IC and/or Annual Target Equity IC will not be included in the calculations in clause (b) above for the calendar year in which a termination of employment occurs if following such termination Executive remains eligible to receive the applicable incentive compensation pursuant to the terms of the program or award under which such incentive compensation was granted.

6.2.3.            Equity Awards. The impact of a termination of Executive’s employment by the Company without Cause or by Executive for Good Reason on any Equity Awards that are not fully vested at the time of such termination of employment will be as specified in the applicable Equity Award Agreements.

6.2.4.            “Cause” means: (a) Executive commits a material breach of this Agreement; (b) Executive commits fraud or embezzlement or other serious misconduct against the Company or its Affiliates, including, without limitation, a serious or material violation of any Business Conduct Policies; (c) insubordination, dishonesty, incompetence, moral turpitude, or other misconduct of any kind by Executive or the refusal to perform Executive’s duties and responsibilities for any reason other than illness or incapacity; (d) the entry by a judge of a conviction of Executive of any felony under or within the meaning of United States federal law or state law; or (e) the entry by a judge of a conviction of Executive of a misdemeanor which conviction relates to Executive’s suitability for employment in Executive’s then current position but excluding any conviction for any vehicular violation that is not a felony. Notwithstanding the foregoing, Executive’s employment with the Company or a Subsidiary of the Company may not be terminated for Cause pursuant to clause (a), (b) or (c) above unless (i) the Company provides Executive with written notice of its decision to terminate Executive’s employment for Cause specifying the particular act(s) or failure(s) to act serving as the basis for such decision; and (ii) if such act or failure to act is determined by the Company to be capable of being cured and such determination is set forth in such written notice, Executive fails to cure any such act or failure to act to the reasonable satisfaction of the Company within ten days after the Company delivering such notice to Executive.

6.2.5.            “Good Reason” means the occurrence of any of the following without the consent of Executive: (a) Executive no longer reports to the Chief Executive Officer of LBC or a Successor Entity (for the avoidance of doubt, failure to report to the CEO of the ultimate parent company of a Successor Entity – the public reporting entity – if the Successor Entity is not the public reporting entity, shall constitute Good Reason); (b) a material reduction in Executive’s Base Salary; (c) a material reduction in the Annual Target Cash IC Amount that Executive is eligible to receive for calendar year 2023, 2024 or 2025 during the Term from the amount specified for such year in Section 3.2 (it being acknowledged that payment of less than the full Annual Target Cash IC Amount for which Executive is eligible after application of applicable performance criteria does not constitute Good Reason); (d) a material reduction in the initial target grant value of Performance RSUs granted to Executive for calendar year 2023, 2024 or 2025 during the Term from the Annual Target Equity IC Amount for such year specified in Section 3.4 (it being acknowledged that vesting of less than the full amount of Performance RSUs granted following application of the applicable performance criteria does not constitute Good Reason); (e) a material diminution of Executive’s responsibilities as in effect immediately prior to such diminution; or (f) the relocation of Executive’s principal work location outside the Anchorage, Alaska metropolitan area. Notwithstanding the foregoing, Good Reason will not be deemed to exist unless Executive gives the Company written notice within 30 days following the occurrence of the event which Executive believes constitutes the basis for Good Reason, specifying the particular act or failure to act which Executive believes constitutes the basis for Good Reason and provides the Company with a reasonable opportunity of at least 30 days to cure such act or failure to act. For the avoidance of doubt, Executive’s sole and exclusive remedy upon the occurrence of any of the events described in clauses (a) through (f) of this definition of Good Reason shall be to terminate this Agreement for Good Reason pursuant to this Section 6.2.

6.2.6.            Sole Benefits. Executive acknowledges that the Standard Entitlements and the Post-Termination Benefits, the benefits under equity award agreements, and the Severance Pay constitute the only payments and benefits Executive shall be entitled or eligible to receive from the Company in the event of any termination of Executive’s employment by the Company without Cause or by Executive for Good Reason, and neither the Company nor any of its Affiliates shall have any further liability or obligation to Executive under this Agreement or otherwise in respect of Executive’s employment. Without limiting the foregoing, Executive acknowledges that Executive is not entitled to severance under any other plan of the Company or its Affiliates, and that any Severance Pay will be reduced by the amount of any severance pay Executive may be entitled to under any other agreement or plan. Severance Pay does not entitle Executive to any other ongoing benefits from the Company or any other entity, and Executive will not be an employee of the Company for any purpose during any period that Executive is receiving Severance Pay.

6.3.            Voluntary Termination by Executive without Good Reason.

6.3.1.            Standard Entitlements. If Executive voluntarily terminates Executive’s employment with the Company without Good Reason prior to December 31, 2022, Executive will be entitled to the Standard Entitlements, subject to Required Withholding.

6.3.2.            Standard Entitlements; Post-Termination Benefits. If Executive voluntarily terminates Executive’s employment with the Company without Good Reason on or after December 31, 2022, Executive will be entitled or eligible to receive the Standard Entitlements and the Post-Termination Benefits, subject in each case to Required Withholding.

6.3.3.            Equity Awards. The impact of a voluntary termination of employment by Executive without Good Reason on any Equity Awards that are not fully vested at the time of such termination of employment will be as specified in the applicable Equity Award Agreements.

6.3.4.            Sole Benefits. Executive acknowledges that the Standard Entitlements constitute the only payments and benefits Executive shall be entitled or eligible to receive from the Company in the event of any termination of Executive’s employment by Executive without Good Reason prior to December 31, 2022 and the Standard Entitlements and Post-Termination Benefits constitute the only payments and benefits Executive shall be entitled or eligible to receive from the Company in the event of any termination of Executive’s employment by Executive without Good Reason on or after December 31, 2022, and neither the Company nor its Affiliates shall have any further liability or obligation to Executive under this Agreement or otherwise in respect of Executive’s employment. Without limiting the foregoing, Executive will not be entitled to receive Severance Pay or any Post-Termination Benefits upon any voluntary termination by Executive of Executive’s employment without Good Reason prior to December 31, 2022 or Severance Pay upon any voluntary termination by Executive of Executive’s employment without Good Reason on or after December 31, 2022.

6.4.            Termination for Cause.

6.4.1.            Standard Entitlements. If the Company terminates Executive’s employment for Cause, the Standard Entitlements (subject to Required Withholding) constitute the only payments and benefits Executive shall be entitled to receive from the Company and in such case neither the Company nor its Affiliates shall have any further liability or obligation to Executive under this Agreement or otherwise in respect of Executive’s employment. Without limiting the foregoing, Executive will not be entitled to receive Severance Pay or any Post-Termination Benefits upon any termination of Executive’s employment by the Company with Cause.

6.4.2.            Equity Awards. The impact of a termination by the Company of Executive’s employment for Cause on any Equity Awards that are not fully vested at the time of such termination of employment will be as specified in the applicable Equity Award Agreements.

6.5.            Termination At or Following December 31, 2025.

6.5.1.            Standard Entitlements; Calendar Year 2025 Target Cash IC Program. Upon a termination of Executive’s employment by Executive or the Company at or following December 31, 2025 for any reason, including termination by the Company with or without Cause, voluntary termination by Executive with or without Good Reason, and termination by reason of death or Disability, subject to Required Withholding, (a) Executive will be entitled to the Standard Entitlements, and (b) Executive will continue to be eligible to receive any amount determined by the Committee to be payable to Executive pursuant to the Target Cash IC Program for calendar year 2025 if such amount has not already been paid to Executive prior to such termination, with any such amount to be paid in one lump-sum payment not later than March 15, 2026.

6.5.2.            Post-Termination Benefits. Upon a termination of Executive’s employment by Executive or the Company at or following December 31, 2025 for any reason other than by the Company with Cause or by reason of Executive’s death, Executive will be entitled to the Post-Termination Benefits, subject in each case to Required Withholding; provided, that in the case of a termination of Executive’s employment at or following December 31, 2025 as a result of Executive’s death, Executive’s estate will be entitled to the Post-Termination Benefits set forth in clauses (c) and (d) of Section 6.1.3, subject to Required Withholding.

6.5.3.            Equity Awards. The impact of a termination of Executive’s employment by Executive or the Company at or following December 31, 2025 on any Equity Awards that are not fully vested at the time of such termination of employment will be as specified in the applicable Equity Award Agreements. The Equity Award Agreement for the Performance RSUs granted to Executive for calendar year 2025 will provide that if Executive’s employment with the Company is terminated by the Company or Executive for any reason on or after December 31, 2025 but prior to the Committee having certified the portion, if any, of such Performance RSUs that will vest, such Performance RSUs will remain outstanding until the Committee completes such certification, which shall occur not later than March 30, 2026.

6.5.4.            Sole Benefits. Executive acknowledges that the Standard Entitlements and, if the applicable termination following expiration of the Term is other than by the Company with Cause or by reason of Executive’s death, the Post-Termination Benefits, constitute the only payments and benefits Executive shall be entitled or eligible to receive from the Company in the event of any termination of Executive’s employment by Executive or the Company at or following December 31, 2025, and neither the Company nor its Affiliates shall have any further liability or obligation to Executive under this Agreement or otherwise in respect of Executive’s employment. Without limiting the foregoing, Executive will not be entitled to receive Severance Pay upon any termination of Executive’s employment by Executive or the Company at or following December 31, 2025.

6.6.            Conditions for Receiving Severance Pay and Post-Termination Benefits. In order to receive Severance Pay and/or Post-Termination Benefits as specified above and/or any portion of the Target Cash IC Amount pursuant to Section 6.5.1, Executive must (in all cases) (i) execute and deliver to the Company a full general release of all claims related to Executive’s employment by the Company and its Affiliates and the termination of such employment, prepared by and satisfactory to the Company (and any applicable revocation period applicable to such general release must have expired) within fifty-five (55) days following Executive’s termination of employment, (ii) cooperate with the orderly transfer of Executive’s duties as requested by the Company and (iii) return all property of the Company and its Affiliates by a date specified by the Company. If the Severance Pay becomes payable in accordance with Section 6.2 and this Section 6.6, an amount equal to one-twelfth of that portion of the Severance Pay that is payable in Installments as specified in Section 6.2.2(c) shall constitute consideration for delivery of the general release contemplated by this Section (the “Release Consideration”).

6.7.            Compliance with Section 7. Executive and the Company acknowledge that any Severance Pay owed to Executive pursuant to Section 6.2, other than that portion constituting the Release Consideration, and any Post-Termination Benefits to which Executive may become entitled, are part of the consideration for Executive’s undertakings under Section 7 below and payment of such amount and provision of any such benefits is subject to Executive’s continued compliance with such Section. If Executive violates the provisions of Section 7, then the Company will have no obligation to make any of the Installments that remain payable by the Company on or after the date of such violation except to the extent that an amount equal to the Release Consideration has not yet been paid, nor will Executive be entitled to any further Post-Termination Benefits. The Company may also require Executive to repay to the Company all prior Severance Pay payments made to Executive by the Company other than the amount of the Release Consideration.

7.            Non-Compete/Non-Solicitation.

7.1.            Non-Compete. During the term of Executive’s employment with the Company and for a period of twelve months following termination of Executive’s employment by the Company or Executive for any reason, Executive shall not directly or indirectly engage in or assist any Competitive Business (other than on behalf of the Company and its subsidiaries during the term of Executive’s employment) within the Territory (as defined below). The foregoing obligation not to engage in or assist any Competitive Business includes not acting in any of the following capacities for a Competitive Business: officer, director, owner, proprietor, employee, partner, investor or owner, consultant, advisor, agent, sales representative or other participant, in each case other than as the passive owner of less than a 5% interest in such Competitive Business. A “Competitive Business” shall mean a company or entity, or a division within a company or entity that is engaged in (a) the business of providing telecommunications services, wireless services, data services, video services, voice services, broadband services and/or managed services to any type of customer (e.g., to one or more of residential customers, businesses, governmental entities, educational and medical institutions etc.), or (b) any other business in which the Company or its subsidiaries become engaged during the term of Executive’s employment. During the term of Executive’s employment with the Company, Executive shall also refrain from performing the same or similar services as those performed for the Company and its subsidiaries for Executive’s own benefit or for any other person or entity. “Territory” means the state of Alaska. Any conflict or potential conflict must be immediately reported to the Company by Executive, pursuant to then-current policies and procedures of the Company.

7.2.            Non-Solicitation. Subject to the last sentence of Section 5.2.1, Executive further covenants that during the term of Executive’s employment with the Company, and for a period of twelve months following termination of Executive’s employment by the Company or Executive for any reason, Executive shall not either directly or indirectly (a) solicit, induce, or recruit any of the Company’s or its respective subsidiaries’ employees to leave their employment, or (b) solicit, divert or take away or attempt to solicit, divert or take away for a Competitive Business any of the Company’s or its subsidiaries’ clients, customers or vendors with whom Executive had contact while employed by the Company. Notwithstanding the foregoing, (i) upon termination of the existing aircraft lease between the Company or its Affiliate and Executive, Executive may recruit the Company’s chief pilot and director of aircraft maintenance and (ii) if Executive acquires the Wak Retreat pursuant to exercise of the Wak ROFO, Executive may recruit the Company’s employees who work solely at the Wak Retreat, such as guides and housekeeping and maintenance personnel. Executive acknowledges that the provisions of Section 7.1 and Section 7.2 are reasonable in scope and duration and are necessary for the protection of the Company’s legitimate business interests.

8.            Nondisparagement; Confidentiality.

8.1.            During Executive’s employment with the Company and at all times thereafter, regardless of the reason for the termination, Executive agrees not to make negative comments to third parties or otherwise disparage the Company or its Affiliates to third parties. The foregoing shall not be violated by truthful statements in response to legal process, required governmental testimony or filings, or administrative or arbitral proceedings (including administrative investigations or depositions in connection with such proceedings).

8.2.            Executive will not, during or after the Term, without the prior express written consent of the Company, directly or indirectly use or divulge, disclose or make available or accessible any Confidential Information (as defined below) to any person, firm, partnership, corporation, trust or any other entity or third party (other than when required to do so in good faith to perform Executive’s duties and responsibilities under this Agreement or when (i) required to do so by a lawful order of a court of competent jurisdiction, any governmental authority or agency, or any recognized subpoena power, or (ii) necessary to prosecute Executive’s rights against the Company or its Affiliates or to defend himself against any allegations). Executive will also proffer to the Company, no later than the effective date of any termination of Executive’s employment with the Company for any reason, and without retaining any copies, notes or excerpts thereof, all memoranda, computer disks or other media, computer programs, diaries, notes, records, data, customer or client lists, marketing plans and strategies, and any other documents consisting of or containing Confidential Information that are in Executive’s actual or constructive possession or which are subject to Executive’s control at such time. For purposes of this Agreement, “Confidential Information” means all information respecting the business and activities of the Company or its Affiliates, including, without limitation, the clients, customers, suppliers, employees, consultants, computer or other files, projects, products, computer disks or other media, computer hardware or computer software programs, marketing plans, financial information, methodologies, know-how, processes, practices, approaches, projections, forecasts, formats, systems, trade secrets, data gathering methods and/or strategies of the Company or its Affiliates. Notwithstanding the immediately preceding sentence, Confidential Information will not include any information that is, or becomes, generally available to the public (unless such availability occurs as a result of Executive’s breach of any of his obligations under this Section). If Executive is in breach of any of the provisions of this Section or if any such breach is threatened by Executive, in addition to and without limiting or waiving any other rights or remedies available to the Company at law or in equity, the Company shall be entitled to immediate injunctive relief in any court, domestic or foreign, having the capacity to grant such relief, without the necessity of posting a bond, to restrain any such breach or threatened breach and to enforce the provisions of this Section. Executive agrees that there is no adequate remedy at law for any such breach or threatened breach and, if any action or proceeding is brought seeking injunctive relief, Executive will not use as a defense thereto that there is an adequate remedy at law. Under the U.S. Defend Trade Secrets Act of 2016, 18 U.S.C. § 1833(b) (the “Act”), persons who disclose trade secrets in connection with lawsuits or other proceedings under seal (including lawsuits alleging retaliation), or in confidence to a federal, state or local government official, or attorney, solely for the purpose of reporting or investigating a suspected violation of law, enjoy immunity from civil and criminal liability under state and federal trade secrets laws for such disclosure. Nothing in this Agreement is intended to conflict with the Act or create liability for disclosure of trade secrets that are expressly allowed by the Act.

9.            Entire Agreement; Conflicts. This Agreement, together with the Equity Award Agreements, the Aircraft Agreement, the Company’s then-current employee handbook and the then-current Business Conduct Policies (the “Related Employment Terms”), constitute the entire agreement among Executive, the Company and the Company’s affiliates relating to Executive’s employment by the Company and aircraft usage or other aircraft rights, and supersedes all prior or simultaneous representations, discussions, negotiations, and agreements with respect to such matters, whether written or oral. To the extent any terms of this Agreement are expressly inconsistent with the terms or provisions of any Related Employment Terms, the terms of this Agreement shall control. Executive acknowledges that there are no agreements or arrangements, whether written or oral, in effect that would prevent Executive from rendering Executive’s exclusive services to the Company during the term of this Agreement.

10.          Injunctive Relief. Executive hereby agrees that if Executive breaches, threatens to breach or attempts to breach any of the covenants and agreements contained in Sections 7 or 8 of this Agreement, the Company shall be entitled to seek an order enjoining Executive from violating any of such provisions without the necessity of posting a bond or other security, and an order to that effect may be made pending any arbitration pursuant to Section 11, and said application for such injunctive relief shall be without prejudice to any other right of action which may be available to the Company and/or its successors or assigns by reason of a threatened, attempted or actual violation of such provisions by Executive. Executive does further agree and acknowledge that the remedy at law for any breach or threatened breach of Sections 7 or 8 of this Agreement and the covenants set forth therein may be inadequate, and accordingly, grants the Company the aforesaid right and entitlement to seek injunctive relief for any such breach or threatened breach of such provisions in addition to, and not in limitation of, any and all other remedies at law or in equity available to the Company.

11.          Arbitration.

11.1.          Subject to the Company’s right to seek injunctive relief as described in Section 10 of this Agreement, Executive and the Company agree to resolve any and all disputes between them or between Executive and any Affiliate of the Company arising out of or in any way related to this Agreement (including the payment of severance and including any issues related to Executive’s Equity Award Agreements or other award agreements), Executive’s employment with the Company or the employment relationship, including any disputes upon termination, by final and binding arbitration before a single neutral arbitrator as the sole and exclusive remedy of the parties to the fullest extent permitted by law. The disputes subject to this Agreement include, but are not limited to, (i) all claims relating to the provision of services, employment and termination of employment, such as breach of contract, tort, whistleblower, discrimination, harassment, wrongful termination, demotion or discipline, failure to accommodate, denial of family and medical leave, compensation or benefits claims, constitutional claims and claims for violation of this Agreement or of any local, state or federal law, statute, regulation or ordinance or common law and (ii) all claims against any employee, officer, director, trustee, agent, benefit plan administrator, successor or assign of the Company or its Affiliates that arise out of or relate to their actions on behalf of the Company or its Affiliates. The parties understand that by entering into this Agreement, both parties are giving up their right to have any such dispute decided in a court of law, and if applicable, before a jury, and instead, agree to the use of binding arbitration pursuant to the procedures referenced in this Agreement. This agreement to arbitrate does not include claims that, by law, may not be subject to mandatory arbitration.

11.2.          Either party may exercise the right to arbitrate by providing the other party with written notice of any and all claims forming the basis of such right in sufficient detail to inform the other party of the substance of such claims. In no event shall the request for arbitration be made after the date when institution of legal or equitable proceedings based on such claims would be barred by the applicable statute of limitations.

11.3.          The arbitration will be conducted in accordance with the JAMS Employment Arbitration Rules and Procedures (the “JAMS Rules”), in effect on the date the written notice of claims is made (available on-line at www.jamsadr.com). The arbitration will be conducted and heard in the Anchorage, Alaska metropolitan area. The arbitration will be conducted by a single neutral arbitrator agreed upon by the parties, who shall be currently licensed to practice law. In the event the parties cannot agree on an arbitrator, the arbitrator shall be selected in accordance with the JAMS Rules. The parties are entitled to representation by an attorney or other representative of their choosing. Each party shall bear its own costs and attorneys’ fees. The parties will share equally in all costs and fees of the arbitrator and JAMS, except that, to the extent required by law, the Company will pay all such costs and fees. Discovery shall be allowed and conducted pursuant to the then current JAMS Rules, provided that the parties shall be entitled to discovery sufficient to adequately arbitrate their claims and defenses. The arbitration proceedings and the results thereof shall be kept confidential unless required by law or court order or in connection with enforcement of the arbitrator’s decision. The arbitrator shall have the power to award any and all legal and equitable relief authorized by the law applicable to the claim being asserted in the arbitration, as if the claim were brought in a court of law having competent jurisdiction. The award shall be issued in writing and state the essential findings and conclusions on which such award is based. The parties agree to abide by and perform any valid award rendered by the arbitrator, and judgment on the award may be entered in any court having jurisdiction thereof.

12.          Timing of Payments to Specified Employees Under Certain Circumstances. With respect to any amount that becomes payable to Executive under this Agreement upon Executive’s Separation from Service (as defined below) for any reason, the provisions of this Section 12 will apply, notwithstanding any other provision of this Agreement to the contrary. If the Company determines in good faith that Executive is a “specified employee” within the meaning of Section 409A of the Internal Revenue Code, any Treasury regulations promulgated thereunder and any guidance issued by the Internal Revenue Service relating thereto (collectively, “Code Section 409A”), then to the extent required under Code Section 409A, payment of any amount that becomes payable to Executive upon Separation from Service (other than by reason of Executive’s death) and that otherwise would be payable during the six-month period following Executive’s Separation from Service shall be suspended until the lapse of such six-month period (or, if earlier, the date of Executive’s death). A “Separation from Service” means Executive’s separation from service, as defined in Code Section 409A, with the Company and all other entities with which the Company would be considered a single employer under Internal Revenue Code Section 414(b) or (c), applying the 80% threshold used in such Internal Revenue Code Sections or any Treasury regulations promulgated thereunder. Any payment suspended as provided in this Section 12, unadjusted for interest on such suspended payment, shall be paid to Executive in a single payment on the first Business Day following the end of such six-month period or within 30 days following Executive’s death, as applicable, provided that Executive’s death during such six-month period shall not cause the acceleration of any amount that otherwise would be payable on any date during such six-month period following the date of Executive’s death.

13.          Compliance with 409A. The provisions of this Agreement are intended to be exempt from or to satisfy the requirements of Code Section 409A and will be interpreted in a manner that is consistent with such intent. Without limiting the generality of the foregoing, the Company and Executive agree that any entitlement to Severance Pay pursuant to this Agreement shall be conditioned upon such termination constituting a Separation from Service of Executive as defined in Section 12 of this Agreement. For purposes of Code Section 409A (including for purposes of Treasury Regulation Section 1.409A-2(b)(2)(iii)), Executive’s right to receive any installment payments shall be treated as a right to receive a series of separate payments and, accordingly, each installment payment shall at all times be considered a separate and distinct payment. The parties intend that, to the maximum extent possible, any Severance Pay shall qualify as a short-term deferral pursuant to Treasury Regulation § 1.409A-1(b)(4) or a separation payment pursuant to Treasury Regulation § 1.409A-1(b)(9). All expense reimbursements paid pursuant to this Agreement that are taxable income to Executive shall be paid no later than the end of the calendar year next following the calendar year in which Executive incurs such expense. With regard to any provision herein that provides for reimbursement of costs and expenses or provides for in-kind benefits, except as permitted by Section 409A, (a) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, (b) the amount of expenses eligible for reimbursement, or in-kind benefits, provided during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year; and (c) any such reimbursement for expenses shall be made on or before the last day of Executive’s taxable year following the taxable year in which the expense was incurred.

14.          Severability. If any provision of this Agreement is declared by any court or arbitrator to be invalid or unenforceable, such declaration shall not affect the validity or enforceability of the remainder of this Agreement, which shall remain in full force and effect. In addition, the parties agree that a court (or arbitrator, as applicable) may, and is directed to, revise any such provision, including Section 7, so as to conform it to the limits of applicable law. The parties also agree that, in the absence of such judicial (or arbitral) intervention, they shall renegotiate any invalidated or unenforceable provision so as to accomplish its objective to the extent permitted by law.

15.          Expenses. Except as otherwise agreed by the Company, each party will be responsible for payment of any attorneys’ fees and other expenses incurred by such party in the negotiation and drafting of this Agreement.

16.          Notices. Any notice provided for in this Agreement shall be in writing and shall be deemed to have been given or made (other than a notice of change of a party’s notice address, which shall be deemed to have been given or made only upon actual receipt) (a) when personally delivered, (b) one Business Day following deposit with a nationally recognized courier for overnight delivery, (c) three days following deposit for mailing by registered or certified mail, postage-paid and return receipt requested, (d) if delivered by facsimile transmission, upon confirmation of receipt of the transmission, and (e) if delivered by e-mail, upon confirmation by the recipient of receipt of the e-mail, in each case to the address of the other party set forth below or to such other address as may be specified by notice given in accordance with this Section 16:

16.1.        If to the Company:

GCI Communication Corp.
2550 Denali Street, #1000
Anchorage, AK 99503-2781
Attention: General Counsel
Fax No.: [Separately Provided]
E-mail: [Separately Provided]

With a copy to:
Liberty Broadband Corporation
12300 Liberty Boulevard
Englewood, CO 80112
Attn: Chief Legal Officer
Fax: [Separately Provided]
E-mail: [Separately Provided]

16.2.        If to Executive:

(i) while Executive is employed by the Company, to Executive’s attention at the Company’s address set forth above, and

(ii) following termination of Executive’s employment, to Executive’s attention, at Executive’s most recent home address, fax number or e-mail address reflected in the Company’s books and records.

17.          Waiver; Amendment; Terms. No waiver by a party to this Agreement of a breach or default under this Agreement by the other party shall be considered valid unless in writing signed by such first party, and no such waiver shall be deemed a waiver of any subsequent breach or default of the same or any other nature. No modification, change or amendment of this Agreement or any of its provisions shall be valid unless in writing and signed by the party (in the case of the Company, by its General Counsel) against whom such claimed modification, change or amendment is sought to be enforced. The word include (and any variation) is used in this Agreement in an illustrative sense rather than a limiting sense.

18.          Assignment. The Company and its successors and assigns may freely assign its rights and obligations under this Agreement, in whole or in part, including but not limited to any and all of the rights, titles, properties and interests acquired by the Company herein and hereunder, and this Agreement and all of its terms and provisions and all rights herein and hereunder shall inure to the benefit of the successors and assigns of the Company. Without the prior written consent of the Company, Executive shall not assign or transfer this Agreement or any right or obligation under this Agreement to any other person or entity.

19.          No Strict Construction; Headings. The language used in this Agreement will be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction will be applied against any party. The headings of the sections contained in this Agreement are for convenience only and will not be deemed to control or affect the meaning or construction of any provision of this Agreement.

20.          Survival. Obligations of Executive and the Company existing as of the date of termination of employment or expiration of the Term that have not been fully performed or that by their nature would be intended to survive a termination or expiration will survive and continue in effect in accordance with their terms, including the provisions of Sections 7, 8 and 11.

21.          Counterparts. This Agreement may be executed and delivered in separate counterparts (including by facsimile, “PDF” scanned image or other electronic means), each of which is deemed to be an original and all of which taken together constitute one and the same agreement. This Agreement will become effective only when counterparts have been executed and delivered by each of Executive and the Company to the other.

22.          Governing Law. The terms of this Agreement shall be governed by and construed under and in accordance with the substantive laws of the State of Alaska without reference to the principles of conflicts of laws.

The Company and Executive have entered into this GCI Communication Corp. Executive Employment Agreement as of the Effective Date.

GCI COMMUNICATION CORP.

By:	/s/ Peter Pounds
Name:	Peter Pounds
Title:	Senior Vice President and Chief Financial Officer

EXECUTIVE

/s/ Ronald Duncan
Name:	Ronald Duncan

EXHIBIT A

DEFINED TERMS

Definition	Section Reference
Act	Section 8.2
Affiliate	Section 3
Agreement	Introductory paragraph
Aircraft Agreement	Section 3.7
Annual Target Cash IC Amount	Section 3.2
Annual Target Equity IC Amount	Section 3.4
Base Salary	Section 3.1
Board	Section 1.2
Business Conduct Policies	Section 2
Business Day	Section 5.2.2
Cause	Section 6.2.4
Code Section 409A	Section 12
Committee	Section 3.1
Company	Introductory paragraph
Competitive Business	Section 7.1
Complete Wak Asset Sale	Section 5.2
Confidential Information	Section 8.2
Effective Date	Introductory paragraph
Equity Award Agreements	Section 6.1.2
Equity Awards	Section 6.1.2
Executive	Introductory paragraph

A-1

Definition	Section Reference
Fundamental Transaction	Section 4.1.1
GLIB	Section 3.3
GLIB Multi-Year RSU Award	Section 3.3
Good Reason	Section 6.2.5
Installments	Section 6.2.2(c)
JAMS Rules	Section 11.3
LBC	Section 1.2
LBC Multi-Year RSU Award	Section 3.3
Negotiation Period	Section 5.2.2
Offer Notice	Section 5.2.2
Performance RSUs	Section 3.4
Position	Section 1.1
Post-Termination Benefits	Section 6.1.3
Related Employment Terms	Section 9
Release Consideration	Section 6.6
Reply Notice	Section 5.2.2
Required Withholding	Section 3
ROFO Termination Event	Section 5.1.1
Separation from Service	Section 12
Severance Pay	Section 6.2.2(a)
Standard Entitlements	Section 6.1.1
Successor Entity	Section 3.4
Target Cash IC Program	Section 3.2

A-2

Definition	Section Reference
Term	Section 1.1
Territory	Section 7.1
Total Target Cash Compensation	Section 3.1
Wak Access Rights	Section 4.2
Wak Access Rights Termination Event	Section 4.1.4
Wak Owner	Section 4.1.2
Wak Retreat	Section 4.1.3
Wak ROFO	Section 5.2
Wak Sale	Section 5.1.2

A-3